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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*  |2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
 Welch        James           L.          |   7/18/02                                                    |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
  Yellow Transportation, Inc.             |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |                                       |
  10990 Roe Avenue                        |   (Voluntary)        |  Yellow Corporation (YELL)            |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
 Overland Park    KS             66211    |                      |           Director       10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |       X   Officer (give title below)  |  ----- One Reporting
                                                                       -----                                      Person
                                                                             Other (specify below)                Form file by
                                                                       -----                                ----- More than one
                                                                   President and Chief Executive Officer          Reporting Person
                                                                   Yellow Transportation, Inc.
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
 Common Stock (1)                 |       7,000               |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
 Common Stock                     |     635.7486              |         I           |                 By ESOP
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  7/15/98   |  7/14/07  |  Common Stock         |  2,500       |   24.05       |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  7/15/99   |  7/14/07  |  Common Stock         |  2,500       |   24.05       |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  7/15/00   |  7/14/07  |  Common Stock         |  2,500       |   24.05       |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  7/15/01   |  7/14/07  |  Common Stock         |  2,500       |   24.05       |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  4/15/02   |  4/14/08  |  Common Stock         |  1,250       |   19.75       |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  7/16/02   |  7/15/08  |  Common Stock         |  2,500       |   17.53125    |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  8/31/01   |  8/30/09  |  Common Stock         |  1,750       |   15.875      |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  8/31/02   |  8/30/09  |  Common Stock         |  1,750       |   15.875      |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  8/31/03   |  8/30/09  |  Common Stock         |  1,750       |   15.875      |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  5/19/02   |  5/18/10  |  Common Stock         | 18,750       |   17.5625     |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  5/19/03   |  5/18/10  |  Common Stock         | 18,750       |   17.5625     |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
 Employee Stock Option |  5/19/04   |  5/18/10  |  Common Stock         | 18,750       |   17.5625     |     D       |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:
(1) Restricted Stock Grant pursuant to 1992 Stock Option with restriction expiring on 3/4/05.

                                                                                          /s/ James L. Welch                 7/19/02
                                                                                          ---------------------------------  -------
                                                                                          **Signature of Reporting Person     Date

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)